Exhibit 99.1

IDEX Corporation Announces Appointment of Alejandro Quiroz Centeno to Board of Directors

NORTHBROOK, IL (June 16, 2022) – IDEX Corporation (NYSE:IEX) today announced the appointment of Alejandro Quiroz Centeno to the company’s Board of Directors. The appointment of Mr. Quiroz, effective June 15, 2022, increases the size of the board from 10 to 11 directors. He will serve on the board’s Compensation Committee.

Mr. Quiroz currently serves as CEO Latin America for Prysmian Group, a global leader in the energy and telecommunications cable systems industry. Prior to joining Prysmian Group, Mr. Quiroz served as President, Aptiv Latin America, leading a $5.5 billion automotive technology business with 75,000 employees and 40 locations in Mexico, Central and South America. His previous experience includes leadership roles in various countries at automotive suppliers Tenneco, Edscha AG and Continental AG, as well as home appliance manufacturer Whirlpool.

“Now that more than half of IDEX revenue comes from outside the United States, we look forward to the perspective and insight that Alejandro will bring based on his significant experience leading international manufacturing organizations,” said IDEX Chief Executive Officer and President Eric D. Ashleman. “He has a strong track record of leveraging applied technologies into long-term competitive advantage within a variety of industries and geographies and will be an ideal fit for IDEX.”

Mr. Quiroz holds a Master of Business Administration degree from the University of Michigan Ross School of Business, and a Bachelor of Science degree in Mechanical Engineering from Universidad de las Americas-Puebla. He is a member of the US-Mexico Foundation and the Latino Corporate Directors Association.

“Alejandro has deep current business experience in markets all over the world, which will bring great value to our board. He will be an excellent addition to an already strong Board of Directors,” said William M. Cook, Non-Executive Chairman of the Board.

About IDEX

IDEX (NYSE: IEX) makes thousands of products and mission-critical components that improve everyday life all around you. If you enjoy chocolate, it quite possibly passed through a Viking® internal gear pump at the candy factory. If you were ever in a car accident, emergency workers may have used the Hurst Jaws of Life® rescue tool to save your life. If your doctor ordered a DNA test to predict your risk of disease or determine a course of treatment, the lab may have used equipment containing components made by IDEX Health & Science. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call over 45 diverse businesses around the world part of the IDEX family. With more than 7,500 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global company with nearly $2.8 billion in annual sales, committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

Contact

Mark Spencer
Vice President, Global Communications
847-457-3793